UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PrivateBancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 10, 2006

Dear Stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of PrivateBancorp, Inc., which will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, April 27, 2006, at 3:00 p.m. local time.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be conducted at the meeting. Directors and officers of PrivateBancorp, Inc. as well as representatives of Ernst & Young LLP will be present at the meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

The Board of Directors of PrivateBancorp, Inc. has determined that the specific proposals to be considered at the meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote “FOR” each of these matters.

YOUR VOTE IS IMPORTANT. Please sign and return the enclosed proxy card promptly in the postage-paid envelope. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On behalf of the Board of Directors and all the employees of the Company, The PrivateBank and Trust Company, The PrivateBank - St. Louis, The PrivateBank – Michigan, The PrivateBank – Wisconsin, The PrivateBank Mortgage Company and Lodestar Investment Counsel, I thank you for your continued support.

Sincerely,

/s/ Ralph B. Mandell
Ralph B. Mandell
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 27, 2006

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of PrivateBancorp, Inc. will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, April 27, 2006, at 3:00 p.m. local time.

The meeting is for the purpose of considering and voting upon the following matters:

1.	Election of five Class II directors to hold office for a three-year term;

2.	Such other business as may properly come before the meeting, including whether or not to adjourn the meeting, and any adjournment of the meeting.

The Board of Directors has fixed March 6, 2006 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on the record date will be entitled to vote at the meeting. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s offices located at The PrivateBank and Trust Company, Ten North Dearborn Street, Chicago, Illinois 60602, for a period of ten days prior to the meeting and will also be available at the meeting.

By order of the Board of Directors,

/s/ Lisa M. O’Neill
Lisa M. O’Neill
Secretary

March 10, 2006

PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY

IN THE ENVELOPE PROVIDED

PROXY STATEMENT

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, APRIL 27, 2006

Solicitation and Voting of Proxies

These proxy materials are furnished in connection with the solicitation by the Board of Directors of PrivateBancorp, Inc. (“the Company”), a Delaware corporation, of proxies to be used at the 2006 Annual Meeting of Stockholders of the Company and at any adjournment of such meeting. The meeting is scheduled to be held on April 27, 2006, at 3:00 p.m. local time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604. The Company anticipates first mailing this proxy statement, together with its 2005 Annual Report on Form 10-K, including audited consolidated financial statements for the fiscal year ended December 31, 2005, and a proxy card to record holders of common stock of the Company on or about March 10, 2006.

Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors will be voted in accordance with the directions given by the stockholders on the proxy card. When no instructions are indicated, signed proxy cards will be voted FOR each of the proposals.

Participants in the Company’s Savings, Retirement & Employee Stock Ownership Plan (the “KSOP”), will receive one proxy card representing the total shares allocated to the participant’s account in the KSOP. This proxy card will also serve as a voting instruction card for Delaware Charter Guarantee & Trust Company (the “Trustee”), the trustee of the KSOP, with respect to the shares held in the participants’ accounts. A participant cannot direct the voting of shares allocated to the participant’s account in the KSOP unless the proxy card is signed and returned. If proxy cards representing shares in the KSOP are not returned, those shares will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the KSOP.

Other than the matters listed in the attached Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting and at any adjournments of the meeting, including whether or not to adjourn the meeting.

A proxy may be revoked at any time prior to its exercise by: (1) filing a written notice of revocation with the Secretary of the Company; (2) delivering to the Company a duly executed proxy bearing a later date; or (3) attending the meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the meeting.

Cost of Proxy Solicitation

The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and other employees of the Company, The PrivateBank - Chicago, The PrivateBank - St. Louis, and The PrivateBank - Michigan. The Company has retained Investorcom, Inc. to assist in the solicitation of proxies for a fee of $4,500 plus out-of-pocket expenses. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities and Stockholders Entitled to Vote

The Board of Directors has fixed the close of business on March 6, 2006, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. On the record date, the Company had outstanding 21,149,288 shares of common stock. Each outstanding share of common stock entitles the holder to one vote. The Company’s Amended and Restated By-laws state that a majority of the outstanding shares of the Company entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum for the consideration of such matters at any meeting of stockholders. Abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the meeting constitute a quorum. In the event that there are not sufficient votes to constitute a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies. Proxies received from stockholders in proper form will be voted at the meeting and, if specified, as directed by the stockholder.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder of record to vote “FOR” election of nominees proposed by the Board, or to “WITHHOLD” authority to vote “FOR” one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either (1) broker non-votes, or (2) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

With respect to all other matters that may properly come before the meeting, unless otherwise required by law, such matters may be approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company present at the meeting, in person or by proxy, and entitled to vote.

Your vote is important. Because many stockholders may not be able to personally attend the meeting, it is necessary that a large number be represented by proxy. Prompt return of your proxy card in the postage-paid envelope provided will be appreciated.

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of 17 members, divided into three classes, who are elected to hold office for staggered three-year terms as provided in the Company’s Amended and Restated By-laws. There are six persons currently serving as Class II Directors whose term will expire at the 2006 Annual Meeting. The term of the six persons currently serving as Class III Directors expires at the annual stockholder meeting to be held in 2007. The term of the five Class I Directors expires at the annual stockholder meeting to be held in 2008. Of the 17 current members of the Board, 11 directors have been determined by the Board to be “independent” within the meaning of the NASDAQ rules.

On August 26, 2005, upon the recommendation of the Nominating and Corporate Governance Committee, Alejandro Silva was appointed to the Board as a Class II director filling the vacancy created by the retirement of William R. Langley that occurred on April 28, 2005.

One director currently serving as a Class II Director, Michael B. Susman, announced in March 2006, his plans to retire from the Board effective on April 27, 2006, the date of the 2006 Annual Meeting, and therefore will not stand for re-election. The Board does not currently plan to fill the vacancy left by Mr. Susman’s retirement; accordingly, the size of the Board will be reduced to 16 from 17.

The five persons named below, all of whom are currently serving as directors and, other than Messrs. Goldstein, Jensen and Williams, are “independent”, have been nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee for election as Class II Directors to serve for a term to end at the annual meeting of stockholders in the year 2009, or until their successors are elected and qualified. All of the nominees have indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any nominee is not available for election, proxies may be voted for the election of such other person selected by the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees for director named. To be elected as a director, each nominee must receive the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting. Stockholders of the Company have no cumulative voting rights with respect to the election of directors.

The names, ages and certain background information of the director nominees and the persons continuing to serve on the Board of Directors of the Company are set forth below.

Nominees for Class II Directors To Serve Until 2009

Donald L. Beal (59), a director since 1991, has been the owner of Kar-Don, Inc. d/b/a Arrow Lumber Company, located in Chicago, Illinois, since 1980. Prior to that, Mr. Beal served as vice president of Hyde Park Bank & Trust with responsibilities including commercial lending and personal banking. Mr. Beal is also the sole owner of Ashland Investment, Inc., and Cab Development, LLC, whose focus is real estate development.

William A. Goldstein (66), is the president of Lodestar Investment Counsel, LLC, an investment advisory firm acquired by the Company in 2002, and has over 40 years of experience in the investment industry. Mr. Goldstein was appointed to the Board of Directors of The PrivateBank -Chicago in January 2003 and to the Board of Directors of PrivateBancorp in April 2003. Prior to founding Lodestar in 1989, he was a principal in the founding of Burton J. Vincent, Chesley & Co. where he served as executive vice president and director. In 1983 the firm was acquired by Prescott, Ball & Turben (a subsidiary of Kemper Corporation). There Mr. Goldstein was chairman and director of Prescott Asset Management and president of Selected Special Shares, a publicly traded mutual fund.

Richard C. Jensen (60), has been a director since January 2000. He became Chairman, Chief Executive Officer and a Managing Director of The PrivateBank - St. Louis upon its receipt of its banking charter in June 2000. From May 1998 until joining us, Mr. Jensen served as chairman and chief executive officer of Missouri Holdings, Inc. From March to May 1998, he served as president and chief executive officer of Royal Banks of Missouri. For the previous 18 years, Mr. Jensen served in various executive positions with Nations Bank and its predecessor, Boatmen’s Bank, in St. Louis.

John (“Jay”)B. Williams (54), has been a director since April 2004, and serves as managing director and chief executive officer of The PrivateBank - Wisconsin. Mr. Williams was president of U.S. Bank Wisconsin from 2000 through 2003. For the previous 30 years, Mr. Williams held various positions with U.S. Bank and its predecessors, Firstar and First Wisconsin. Mr. Williams also serves on the board of directors of United Way of Greater Milwaukee, YMCA of Metropolitan Milwaukee, Medical College of Wisconsin, Southeastern Wisconsin Professional Baseball Park District, St. Norbert College, Milwaukee Public Library Foundation and Wisconsin Tax Payers Alliance.

Alejandro Silva (58), has been a director since August 2005. Mr. Silva is Chairman of the Board of Evans Food Group, Ltd., the largest Hispanic-owned company in the Chicagoland area, with snack food plants located in Texas, Ohio, California, Mexico and Denmark. Prior to acquiring Evans Food Group in 1985, Mr. Silva was operating manager and assistant plant manager of KIR Alimentos S.A from 1972 to 1979. In 1979, he began a venture – Alimentos Finos del Norte, S.A. in Saltillo, Mexico, which produced pork rinds at plants located in Mexico and Iowa. Mr. Silva is very active in the community and is a board member of ten organizations in the Chicagoland area.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES FOR CLASS II DIRECTORS.

Class III Directors Serving Until 2007

Robert F. Coleman (61), a director since 1990, is a principal of Robert F. Coleman & Associates, a law firm located in Chicago, Illinois. He concentrates his practice on business and professional litigation.

James M. Guyette (60), has been a director since 1990. Since 1997, he has been president and chief executive officer of Rolls Royce North America, Inc. Mr. Guyette served as executive vice president of UAL Corporation, the parent company of United Air Lines, Inc., from 1985 to 1995 when he retired after more than 25 years of employment with that company. He is currently a director of Priceline.com, an Internet-based transactional service offering travel and personal finance products and services (NASDAQ: PCLN), Rolls-Royce plc (London) and Pembroke Capital (Dublin), a financial services and asset management company serving the aviation industry, and was formerly a director of First United Financial Services and United Airlines Employees Credit Union.

Philip M. Kayman (64), a director since 1990, has been a senior partner with the law firm of Neal, Gerber & Eisenberg, LLP in Chicago, Illinois since the firm’s founding in 1986. He concentrates his practice on real estate law.

Thomas F. Meagher (75), has been a director since 1996. Mr. Meagher is the retired chairman and chief executive officer of Howell Tractor and Equipment Co., a distributor of heavy equipment located in Elk Grove Village, Illinois, where he served in those capacities since 1980. He has had an extensive career in the transportation industry and currently serves on the Estate Committee of Trans World Airlines, Inc. and a Director of Festival Airline. He serves as Chairman and CEO of Professional Golf Cars of Florida and serves on the Board of The American REIT, and The DuPage Airport Authority.

William J. Podl (61), has been a director since August 1999. Mr. Podl was an organizer of Towne Square Financial Corporation, which was purchased by the Company in August 1999. Mr. Podl founded Doran Scales, Inc., located in Batavia, Illinois, in 1976, and is currently chairman, chief executive officer and president of that company. Mr. Podl also serves as vice-president and a director of Martec Research, Ltd., an affiliate of Doran Scales, Inc.

William R. Rybak (55), has been a director since December 2003. Mr. Rybak retired from VanKampen Investments, Inc. in 2000, where he served as executive vice president and chief financial officer since 1986. Mr. Rybak was previously a partner with the accounting firm of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) since 1982, and is a certified public accountant. Mr. Rybak is currently a member of the board of directors of Howe Barnes Investments, Inc., an investment services firm located in Chicago, and the Calamos Mutual Funds. Mr. Rybak previously served as a director of Alliance Bancorp, Inc. and its predecessor, Hinsdale Financial Corp., from 1986 until 2001.

Class I Directors Serving Until 2008

Ralph B. Mandell (65), a director since 1989, is a co-founder of PrivateBancorp, Inc. He has served as Chairman and Chief Executive Officer of PrivateBancorp, Inc.and The PrivateBank -Chicago since 1994 and assumed the additional title of President of both entities in March 1999. From inception of the Company until 1994, Mr. Mandell had the title of Co-Chairman. Prior to starting The PrivateBank -Chicago and PrivateBancorp, Inc., Mr. Mandell was the chief operating officer of First United Financial Services, Inc., from 1985 to 1989, and served as its president from 1988 to 1989. First United, a company that was traded on the NASDAQ National Market, was sold to First Chicago Corporation in 1987. Mr. Mandell also served as president of Oak Park Trust & Savings Bank, a subsidiary of First United, from 1985 until 1988. Prior thereto, he had served as executive vice president of Oak Park Trust & Savings Bank since 1979.

William A. Castellano (64), has been a director since 1991. Since 1996 he has been Chairman and founder of Worknet, Inc. located in Naperville, Illinois. Worknet provides computer network hosting, engineering and support services to businesses. From 1995 to 2001 he was the founder and Chairman of Workspace marketing office furniture to companies in the Chicago area. Also he was the founder and CEO of Chrysler Systems Leasing from 1977 to 1991.

Patrick F. Daly (57) has been a director since July 2004. He is the founder and chief executive officer of The Daly Group LLC, a Chicago-based group of companies focused on real estate development, brokerage and construction management services. Mr. Daly is Vice Chairman of the Board of Managers of University of Illinois Research Parks, LLC, and is the immediate past Chairman of the Board of Directors of the Chicago Academy of Sciences and its Notebaert Nature Museum. Mr. Daly is also a member of the Board of Directors of the USO of Illinois.

Cheryl Mayberry McKissack (50), a director since December 2003, is the founder, president and chief executive officer of NIA Enterprises, LLC, a Chicago-based database, research and marketing services firm. Prior to founding NIA Enterprises in 2000, she served as worldwide senior vice president and general manager of Open Port Technology from 1997 to 2000. Ms. McKissack currently serves on the board of directors of Deluxe Corporation (NYSE: DLX), a company that designs, manufactures and distributes printed checks. She is also the former chair and a current board member of the Information Technology Resource Center, a non-profit organization providing technology planning, training and support to other non-profit organizations, and a board member of LINK Unlimited, a non-profit organization that provides academic, social and career opportunities for inner-city youth located in Chicago.

Edward W. Rabin, Jr. (58), a director since December 2003, is the retired president of Hyatt Hotels Corporation. Between 1989 and 2003, Mr. Rabin served as executive vice president for Hyatt Hotels Corporation, and added the title of chief operating officer on January 1, 2000. Prior to his appointment in 1985 as senior vice president– operations for Hyatt, in which capacity he was responsible for the management of Hyatt’s commercial hotels in the U.S., Mr. Rabin held various Hyatt Hotels Corporation vice president positions. Mr. Rabin is a director of William Industries (NYSE – WMS) and SMG Corporation, the world’s largest owner and operator of stadiums, arenas and convention centers.

Director Independence

Based upon the recommendations of the Nominating and Corporate Governance Committee, the Board of Directors has determined that Messrs. Beal, Coleman, Daly, Guyette, Kayman, Meagher, Podl, Rabin, Rybak, Silva and Ms. McKissack are “independent” directors, in accordance with the NASDAQ listing standards.

Director Nomination Procedures

The Board of Directors has delegated responsibility to the Nominating and Corporate Governance Committee to identify and select director nominees who are in a position to exercise independent judgment, provide effective oversight of management and serve the best interests of stockholders. The Nominating and Corporate Governance Committee, comprised entirely of independent directors, recommends to the full Board for approval the proposed slate of director nominees for election at the annual meeting of stockholders.

In selecting director nominees, the Nominating and Corporate Governance Committee will consider, among other factors, the existing composition of the Board and the committee’s evaluation of the mix of Board members appropriate for the perceived needs of the Company. The Nominating and Corporate Governance Committee seeks a range of experience, knowledge and judgment and a diversity of perspectives on the Board to enhance the Board effectiveness. The Nominating and Corporate Governance Committee also believes continuity in leadership and board tenure maximizes the Board’s ability to exercise meaningful board oversight. Because qualified incumbent directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of the Company, the Nominating and Corporate Governance Committee will generally consider as potential candidates those incumbent directors interested in standing for re-election who the committee believes have satisfied director performance expectations, including regular attendance at, preparation for and meaningful participation in Board and committee meetings.

Under its policies, the Nominating and Corporate Governance Committee also considers the following in selecting the proposed nominee slate:

•	at all times, at least a majority of directors must be “independent” in the opinion of the Board as determined in accordance with NASDAQ standards;

•	at all times at least three members of the Board must satisfy the heightened standards of independence for Audit Committee members; and

•	at all times the Board should have at least one member who satisfies the criteria to be designated by the Board as an “audit committee financial expert.”

Policies approved by the Board recognize the following characteristics and skills as minimum qualifications for any potential director candidate:

•	highest personal and professional ethics and integrity; commitment to the Company’s values;

•	ability and willingness to devote sufficient time and attention to fulfilling Board duties and responsibilities;

•	relevant business, professional or managerial skills and experience; mature wisdom;

•	communication, leadership and team building skills;

•	comprehension of the Company’s business plans and strategies; financial sophistication;

•	ability to assist in the formulation of business strategies and to monitor and guide expectations;

•	ability and willingness to exercise independent judgment and express tough opinions;

•	collegial personality; nonconfrontational and constructive, but able to challenge, ask questions and assess responses;

•	good health and mental alertness; and

•	alignment of personal interests with long-term interests of stockholders.

Stockholder Director Nominee Recommendations. It is generally the policy of the Nominating and Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received. To be timely, recommendations must be received in writing at the principal executive offices of the Company, addressed to the Nominating and Corporate Governance Committee, at least 120 days prior to the anniversary date of mailing of the Company’s proxy statement for the prior year’s annual meeting. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of stock of the Company which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.

Board Committees

Members of the Company’s Board of Directors have been appointed to serve on various committees of the Board. The Board of Directors currently has five standing committees: (1) the Compensation Committee; (2) the Nominating and Corporate Governance Committee; (3) the Audit Committee; (4) the Executive and Planning Committee; and (5) the Information Technology Committee. Each of the Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee are comprised entirely of “independent” directors in accordance with the NASDAQ rules.

Compensation Committee. The Compensation Committee is responsible for reviewing the performance of the Chief Executive Officer; reviewing and recommending the compensation of the

Company’s officers, including the Chief Executive Officer; recommending and approving stock option grants and restricted stock and other awards under the Company’s Incentive Compensation Plan to management; reviewing and recommending compensation programs including stock option grants, 401(k) contributions, deferred compensation, and annual bonuses; reviewing and recommending director compensation; advising the Chief Executive Officer on miscellaneous compensation issues; and advising management regarding management succession planning issues. The Compensation Committee also advises and assists management in formulating policies regarding compensation and submits its Compensation Committee Report on Executive Compensation included elsewhere in this proxy statement. The current members of the Compensation Committee are Messrs. Guyette (Chairman), Daly, Meagher, Rabin, Silva and Ms. McKissack.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for proposing to the Board a slate of nominees for election as directors by stockholders at each annual meeting. The Nominating and Corporate Governance Committee is also responsible for taking a leadership role in shaping the Company’s corporate governance practices. In carrying out its duties, the Nominating and Corporate Governance Committee has also been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings; evaluate, at least annually, each Board member’s “independence” and make recommendations, at least annually, regarding each Board member’s “independence” status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; consider the effectiveness of corporate governance practices and policies followed by the Company and the Board; and conduct, at least annually, a performance assessment of the Board.

The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which is posted under the Investor Relations portion of the Company’s website at www.pvtb.com. The current members of the Nominating and Corporate Governance Committee are Messrs. Guyette (Chairman), Daly, Meagher, Rabin, Silva and Ms. McKissack.

Audit Committee. The Audit Committee is responsible for supervising the Company’s accounting, reporting and financial control practices. Generally, the Audit Committee reviews the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent public accountants. The independent public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition to being “independent” directors within the meaning of the NASDAQ listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. The Board of Directors has determined that Mr. Rybak is an “audit committee financial expert” as that term is defined in SEC rules. The current members of the Audit Committee are Messrs. Coleman (Chairman), Beal, Guyette, Podl and Rybak. A copy of the current charter of the Audit Committee is posted under the Investor Relations portion of the Company’s website at www.pvtb.com.

Executive and Planning Committee. The Executive and Planning Committee is responsible for studying strategic issues prior to submission to the entire Board of Directors for approval. The Executive and Planning Committee currently consists of Messrs. Mandell (Chairman), Castellano, Coleman, Guyette, and Kayman.

Information Technology Committee. The Information Technology Committee reports to the Audit Committee regarding its responsibilities related to the Company’s information technology infrastructure. The Information Technology Committee has oversight responsibility related to the quality and integrity of the Company’s information technology functions. This Committee is composed entirely of outside directors who are not officers of the Company. The current members of the Information Technology Committee are Messrs. Podl (Chairman), Castellano, Coleman, Kayman, Susman and Ms. McKissack.

Board Meetings

During 2005, the Board of Directors met 12 times. In addition, the Compensation Committee met 10 times, the Nominating and Corporate Governance Committee met six times, the Audit Committee met 22 times and the Information Technology Committee met four times. The Executive and Planning Committee did not hold any meetings in 2005. Each of the directors of the Company attended at least 75% of the total number of meetings held of the Board and Board committees on which such director served during fiscal year 2005.

The Board of Directors met in “executive session” in June and December 2005. The Board of Directors will meet in regularly scheduled “executive sessions” at least twice annually, at its June or July meeting and again at its December meeting. The Board’s policy is that the chairman of the Nominating and Corporate Governance Committee, or in his absence the chairman of the Audit Committee, presides at executive sessions of the Board.

Board of Directors Compensation

During 2005, the director compensation payable to non-employee members of the Company’s Board of Directors was comprised of a cash retainer of $10,000 and options to purchase 3,000 shares of the Company’s common stock at a price of $30.59 per share granted under the Company’s Incentive Compensation Plan. Options are granted each year in amounts determined at the discretion of the Board. The options become fully vested at the end of the year of grant, subject to a full year of service. Beginning in 2006, stock options awarded to directors will vest over five years. Non-employee members of the Company’s Board of Directors are eligible to participate in the Company’s Deferred Compensation Plan, which has been implemented as part of the Incentive Compensation Plan. This program allows the directors to defer receipt of amounts payable to them and to elect to receive deferred payment in the form of cash or stock.

Non-employee Board members also receive fees of $300 for each Board meeting attended, and $200 for each Board committee meeting attended. Each committee Chairman receives an additional $3,000 retainer, except the Audit Committee Chairman, who receives $7,000.

Each of the Directors of the Company is also a director of The PrivateBank - Chicago. Non-employee directors do not receive any additional compensation for serving on the bank’s board of directors other than fees paid for attendance at the bank’s board meetings and board committee meetings. The amount of these fees is the same as the fees paid for attendance at the Company’s Board and Board committee meetings. In addition, the Chairman of each of the Loan Committee (Mr. Castellano), Investment Committee (Mr. Kayman) and Trust Committee (Mr. Susman) of the board of directors of the bank receives a retainer of $3,000 annually. Total fees payable to the Company’s non-employee directors for service in 2005 were $324,600, which includes retainers paid and fees paid for attendance at board and board committee meetings of The PrivateBank - Chicago.

Stockholder Communications with Directors

Generally, stockholders who have questions or concerns regarding the Company should contact the Company’s Investor Relations department at (312) 683-7100 or visit the Investor Relations page on the Company’s website at www.pvtb.com. However, any stockholder who wishes to communicate directly with the Board of Directors, or one or more individual directors, may direct correspondence in writing to the Board, any committee of the Board or any named directors, c/o the Secretary of the Company at PrivateBancorp, Inc., Ten North Dearborn, Chicago, Illinois 60602. The Company’s policy is to forward written communications received from stockholders to the appropriate directors.

Policies adopted by the Board of Directors encourage directors to attend the Company’s annual meeting of stockholders each year. All of the 16 directors then serving attended the Company’s 2005 annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of the Company’s common stock as of March 6, 2006, with respect to (1) each Director, nominee for director and named executive officer of the Company; (2) all Directors and executive officers of the Company as a group; and (3) significant stockholders known by the Company to be the beneficial owner of 5% or more of the Company’s common stock on the record date. Other than Mr. Mandell and FMR Corp., the Company does not know of any stockholder who holds in excess of 5% of the Company’s common stock.

	Amount of Common Shares Beneficially Owned		Restricted Stock		Currently Exercisable Options	Total Amount of Beneficial Ownership(1)	Total Percentage Ownership(1)
Directors
Ralph B. Mandell**	1,033,470	(2)	29,000	(3)	—	1,062,470	5.06%
Donald L. Beal	80,092	(4)	—		9,000	89,092	*
William A. Castellano	446,800	(5)	—		9,000	455,800	2.17%
Robert F. Coleman	94,925	(6)	—		55,440	150,365	*
Patrick F. Daly	31,950				6,000	37,950	*
William A. Goldstein**	343,936		—		9,000	352,936	1.68%
James M. Guyette	83,142		—		27,000	110,142	*
Richard C. Jensen	99,769	(7)	8,500	(3)	34,000	142,269	*
Philip M. Kayman	84,657		—		42,480	127,137	*
Cheryl Mayberry McKissack	5,300		—		6,000	11,300	*
Thomas F. Meagher	83,260	(8)	—		18,000	101,260	*
William J. Podl	114,668	(9)	—		9,000	123,668	*
Edward W. Rabin, Jr.	27,900	(10)	—		6,000	33,900	*
William R. Rybak	8,225	(11)	—		6,000	14,225	*
Alejandro Silva	—		—		3,000	3,000	*
Michael B. Susman	93,990		—		20,610	114,600	*
John B. Williams	5,500		11,500	(12)	—	17,000	*

Total Directors (17) persons	2,637,584		49,000		260,530	2,947,114	13.87%

Non-director Named Executive Officers
Gary S. Collins	268,312	(13)	11,500	(3)	4,500	284,312	1.35%
Dennis L. Klaeser	21,929		16,500	(14)	9,000	47,429	*
Hugh H. McLean	329,267		11,500	(3)	7,500	348,267	1.66%

Total Directors and Executive Officers (23) persons	3,383,357		116,500		287,530	3,787,387	17.81%

Other Significant Stockholders
FMR Corp. (15)	2,095,400		—		—	2,095,400	9.99%

*	Less than 1%

**	Denotes person who serves as a director and who is also a named executive officer.

(1)	Beneficial ownership is determined in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2)	Includes 69,000 shares held by Mr. Mandell’s spouse and 16,766 shares allocated to Mr. Mandell’s account in the KSOP. Mr. Mandell’s business address is c/o The PrivateBank and Trust Company, Ten North Dearborn, Chicago, Illinois 60602.

(3)	Shares vest at various dates between 2006 and 2010, and are subject to forfeiture until such time as they vest.

(4)	Includes 26,592 shares held by Mr. Beal’s spouse and children.

(5)	Includes 10,950 shares held by Mr. Castellano’s children and 20,100 shares held by WMC Investment Ltd. Partnership.

(6)	Includes 2,530 shares held by Mr. Coleman’s spouse and 20,063 shares held by the Robert F. Coleman & Associates Retirement Savings Plan of which Mr. Coleman is trustee. Mr. Coleman disclaims beneficial ownership of 4,560 shares held in the Retirement Savings Plan in which he has no pecuniary interest.

(7)	Includes 44,168 shares held in trusts under which Mr. Jensen and his spouse are trustees.

(8)	Includes 1,200 shares held by Mr. Meagher’s spouse.

(9)	Includes 4,500 Shares held by Mr. Podl’s spouse.

(10)	Includes 2,650 shares held by Mr. Rabin’s spouse.

(11)	Includes 2,260 shares held by Mr. Rybak’s spouse.

(12)	Shares vest in 2009 and 2010, and are subject to forfeiture until such time as they vest.

(13)	Includes 8,844 shares held by Mr. Collins’ spouse and children and 17,743 shares allocated to Mr. Collins’ account in the KSOP.

(14)	Shares vest in 2008, 2009, and in 2010 and are subject to forfeiture until such time as they vest.

(15)	Based on information obtained from Schedule 13G filed by FMR Corp. with the SEC on February 14, 2006. According to this report, FMR Corp.’s business address is 82 Devonshire Street, Boston, MA 02109.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by the Company and its subsidiaries to the Chairman, President and Chief Executive Officer and the four other most highly paid executive officers (the “Named Executive Officers”) who served as such at December 31, 2005.

	Summary Compensation Table
		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock($)(3)	Securities Underlying Options(#)(4)	All Other Compensation ($)(5)
Ralph B. Mandell	2005	425,000	760,000	23,208	244,720	14,000	6,300	(5)
Chairman, President and CEO	2004	410,000	740,000	23,099	188,230	14,000	6,150	(5)
	2003	390,000	670,000	26,169	241,220	14,000	6,000	(5)

William Goldstein(6)	2005	100,000	565,862	27,172	—	3,000	6,300	(5)
President, Lodestar Investment Counsel, LLC.	2004	100,000	527,500	25,282	—	3,000	8,200	(5)
	2003	100,000	457,801	21,352	—	3,000	8,000	(5)

Dennis Klaeser(7)	2005	215,000	280,000	7,024	107,065	5,000	6,300	(5)
Secretary/Treasurer and CFO	2004	205,000	270,000	7,072	80,670	5,000	3,588	(5)
	2003	146,250	230,000	5,391	172,300	9,000	—

Hugh H. McLean	2005	215,000	280,000	13,980	107,065	5,000	6,300	(5)
Managing Director	2004	200,000	270,000	14,028	80,670	5,000	6,150	(5)
	2003	190,000	245,000	13,994	86,150	4,500	6,000	(5)

Gary S. Collins	2005	215,000	280,000	18,078	107,065	5,000	6,300	(5)
Managing Director	2004	200,000	270,000	18,126	80,670	5,000	6,150	(5)
	2003	190,000	245,000	18,092	86,150	4,500	6,000	(5)

(1)	Bonuses reflect amounts earned in the respective years and paid in the following January.

(2)	Represents automobile allowances, life insurance premiums and club membership dues and fees paid by the Company.

(3)	Reflects the dollar value of restricted stock awards under the Company’s Stock Incentive Plan (2001) and Incentive Compensation Plan (2003) based upon the closing price of the Company’s common stock of $30.59, $26.89, and $17.23 on the date of grants in 2005, 2004, and 2003, respectively. The Company has paid regular dividends on all shares of restricted stock outstanding. These shares of restricted stock vest on, and are subject to forfeiture in the event the officer’s employment terminates before, the fifth anniversary of the grant date and become immediately vested in the event of a change in control. The number and value of the aggregate restricted stock holdings of each of the above named persons as of December 31, 2005, based on the closing price of $35.57 for the Company’s common stock on that date, were as follows: Mr. Mandell – 38,000 shares, $1,351,660; Mr. Klaeser - 16,500 shares, $586,905; Mr. McLean - 17,500 shares, $622,475; and Mr. Collins - 17,500 shares, $622,475.

(4)	Except for the options granted to Mr. Goldstein, which vest at the end of the year in which they were granted, all stock options vest ratably over a four year period, subject to acceleration in the event of a change in control. Options granted in 2003, 2004 and 2005 have an exercise price of $17.23, $26.89, and $30.59, respectively.

(5)	Represents matching contributions to the Company’s 401(k) plan made by the Company for the benefit of the executive officer.

(6)	Mr. Goldstein’s salary and bonus are determined pursuant to his employment contract. Mr. Goldstein has not been awarded any shares of restricted stock.

(7)	Dennis Klaeser joined the Company in April 2003. Mr. Klaeser’s salary for 2003 reflects his compensation for this partial year of service.

Option Grants in Last Fiscal Year

The table below summarizes certain information about the options to purchase the Company’s common stock, which were granted in 2005 by the Company for each Named Executive Officer. All options were granted with a per share exercise price equal to the fair market value of the Company’s common stock on the grant date. Options granted to Messrs. Mandell, Klaeser, McLean and Collins vest ratably over a four-year period. Options granted to Mr. Goldstein were granted to him in his capacity as a director of the Company, and vest at the end of the year in which they were granted. All options are subject to acceleration in the event of a change of control.

Option Grants in Last Fiscal Year

Name	Number of Shares Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)	10%($)
Ralph B. Mandell	14,000	4.16%	$30.59	04/28/15	$269,330	$682,536
William Goldstein	3,000	0.89	30.59	04/28/15	57,714	146,258
Dennis L. Klaeser	5,000	1.49	30.59	04/28/15	96,189	243,763
Hugh H. McLean	5,000	1.49	30.59	04/28/15	96,189	243,763
Gary S. Collins	5,000	1.49	30.59	04/28/15	96,189	243,763

Aggregated Option Exercises and Year-End Values

The following table summarizes for each Named Executive Officer the number of shares of common stock subject to outstanding options and the value of such options that were unexercised at December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)			Value of Unexercised in-the-Money Options at December 31, 2005($)(2)
			Exercisable/ Unexercisable(1)			Exercisable/ Unexercisable(1)
Ralph B. Mandell	37,500	$1,117,188	14,000	/	42,000	$256,760	/	$448,000
William Goldstein	—	—	9,000	/	—	96,000	/	—
Dennis L. Klaeser	—	—	9,000	/	19,000	165,060	/	233,360
Hugh H. McLean	—	—	7,500	/	14,500	175,115	/	150,830
Gary S. Collins	3,000	84,815	4,500	/	14,500	82,530	/	150,830

(1)	The numbers and amounts in the above table represent shares of common stock subject to options granted by the Company that were unexercised as of December 31, 2005.

(2)	Based upon the closing price of the Company’s common stock on December 31, 2005 of $35.57 per share.

Employment Agreements

Ralph B. Mandell. The Company has entered into an employment agreement with Ralph B. Mandell, the Company’s Chairman, President and Chief Executive Officer, which was automatically renewed for an additional two years on July 1, 2005. The agreement, which has a term of two years, expires on June 30, 2007. The term of the agreement is automatically renewed for successive two-year terms, unless either party gives 90-days’ advance notice of an intention to terminate the agreement. The agreement provides for an annual base salary, which is subject to review from time to time, and may be increased when and to the extent the Board, in its discretion, determines. The Board increased Mr. Mandell’s salary to $425,000 in 2005 and to $440,000 for 2006. Mr. Mandell may receive a discretionary bonus to the extent determined by the Board of Directors and is entitled to participate in benefit plans and other fringe benefits available to the Company’s managing directors.

Under the agreement, Mr. Mandell’s employment may be terminated by the Company at any time for “cause,” as defined in the agreement, in which case, or if he resigns from the Company without “good reason,” the agreement immediately terminates, and he would be entitled only to unpaid benefits accrued during the term of his employment. If Mr. Mandell chooses to resign with good reason, or the Company chooses to terminate his employment without cause, he is also entitled to receive severance in the amount equal to 150% of his then current base annual salary, plus the average of the sum of the bonuses he earned during the previous three years, in addition to a pro rata bonus for the year of termination based on the prior year’s bonus amount, if any. The agreement also provides for death benefits equal to six months of his then current annual base salary.

In the event that Mr. Mandell is terminated after a change in control (as defined in the agreement) of the Company, he will be entitled to a lump sum payment equal to three times the sum of (1) his annual base salary; (2) the greater of (a) his bonus amount, if any, for the prior year or (b) his average bonus, if any, for the three preceding years; and (3) the sum of the contributions that would have been made by the Company to him during the year under benefit plans and the annual value of any other executive perquisites. The agreement also entitles Mr. Mandell to receive gross up payments to cover any federal excise taxes payable by him in the event the change in control benefits are deemed to constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. If a change in control of the Company had occurred and Mr. Mandell was terminated effective January 1, 2006, based on his 2005 compensation he would have been entitled to a lump-sum payment of approximately $3.7 million under the agreement. This amount does not include gross up payments, if any, that the Company may be obligated to pay to Mr. Mandell to cover any excise taxes payable by him.

The agreement also contains non-solicitation provisions, which prohibit Mr. Mandell from soliciting, either for his own account or for the benefit of any entity located within a 25 mile radius of the Company or any of its subsidiaries, any of its clients or employees. These non-solicitation provisions remain in effect for a period of two years after the termination of his employment.

Other Executive Officers. The Company has also entered into employment agreements with (1) Richard C. Jensen, one of the Company’s directors, and the chairman, chief executive officer and a managing director of The PrivateBank - St. Louis, (2) Dennis L. Klaeser, the Company’s Chief Financial Officer, (3) Hugh H. McLean, a managing director and vice chairman of The PrivateBank - Chicago, (4) Gary S. Collins, a managing director and vice chairman of The PrivateBank – Chicago, and (5) John B. Williams, one of the Company’s directors, and the chairman and chief executive officer of The PrivateBank - Wisconsin (collectively referred to as the “Executives”).

Other than Mr. Williams’ agreement, which became effective on April 6, 2005, each of these agreements became effective on October 1, 2003, and has a term of one year. The agreements are automatically renewed for an additional year, unless either party gives 90-days’ advance notice of an intention to terminate the agreement. In the event of a change in control (as defined in the agreement), the agreements are automatically extended to a date two years from the date of the change in control. Except as discussed below, the terms and provisions of the Executives’ agreements are substantially similar to those of the employment agreement with Mr. Mandell.

Mr. Jensen’s annual base salary for 2005 was $198,000, and is $208,000 for 2006; Mr. Klaeser’s annual base salary for 2005 was $215,000, and is $225,000 for 2006; Mr. Williams’ annual base salary for 2005 was $160,000, and is $170,000 for 2006; and each of Messrs. McLean’s and Collins’ annual base salary for 2005 was $215,000, and is $225,000 for 2006. Each executive’s base salary is subject to periodic review from time to time, and may be increased when and to the extent the Board, in its discretion, determines.

If the Executive chooses to resign with good reason, or the Company chooses to terminate his employment without cause, he is entitled to receive severance in the amount equal to 100% of his then current annual base salary, plus the average of the sum of any bonuses he earned during the previous three years, in addition to a pro rata bonus for the year of termination based on the prior year’s bonus amount, if any;

In the event the Executive is terminated after a change of control (as defined in the agreement) of the Company, he will be entitled to unpaid benefits accrued during the term of his employment, a pro rata bonus for the year of termination based on the prior year’s bonus amount, if any, and a lump-sum payment equal to two times the sum of: (a) his annual base salary; plus (b) the greater of (i) his bonus amount, if any, for the prior year or (ii) his average bonus, if any, for the three preceding years; and (c) the sum of contributions that would have been made by the Company to him during the year under benefit plans and the annual value of any other executive perquisites. The agreement also entitles the Executive to receive gross up payments to cover any federal excise taxes payable by him in the event the change in control benefits are deemed to constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. If a change in control of the Company had occurred and the Executive was terminated effective January 1, 2006, based on 2005 compensation, the Executives would have been entitled to lump-sum payments as follows: Mr. Jensen, $789,855; Mr. Klaeser, $1,056,955; Mr. Williams $597,078; Mr. McLean, $1,056,955; and Mr. Collins, $1,056,955. This amount does not include gross up payments, if any, that the Company may be obligated to pay to the Executive to cover any excise taxes payable by him. The Executive will also be entitled to outplacement counseling services for a reasonable period of time following such termination as agreed between the Executive and the Company; and

Each agreement also contains certain non-solicitation provisions, which prohibit the Executive from soliciting, either for his own account or for the benefit of any entity located within a 50-mile radius of the Company or any of its subsidiaries, any of the Company’s or its subsidiaries’ clients or employees. These non-solicitation provisions remain in effect for a period of one year after the termination of his employment.

William A. Goldstein. In December 2002, The PrivateBank - Chicago acquired a controlling interest in Lodestar Investment Counsel, LLC (“Lodestar”). William Goldstein, the president of Lodestar and a director of the Company, was president and a shareholder of Lodestar before the acquisition. Mr. Goldstein and his family trust have a majority interest in the corporation that continues to hold a 20% interest in Lodestar. In connection with the transaction, Mr. Goldstein entered into an employment agreement with Lodestar. The agreement, which has a term of five years, expires on December 30, 2007. Under the provisions of the agreement, Mr. Goldstein is entitled to an annual base salary of $100,000 subject to adjustment by the Board of Managers of Lodestar. Mr. Goldstein is eligible each year to participate in Lodestar’s employee bonus pool, which includes at least 35% of the quarterly revenues of

Lodestar, and is allocated so that Mr. Goldstein receives an annual bonus equal to at least 35% of the revenues attributable to his designated accounts. Mr. Goldstein is entitled to participate in benefit plans and other fringe benefits available to Lodestar’s and the Company’s executives. Mr. Goldstein’s combined salary and bonus for 2005 was $665,862.

Under the agreement, Mr. Goldstein’s employment may be terminated by Lodestar at any time for “cause,” as defined in the agreement, in which case, or if he resigns from Lodestar without “good reason,” the agreement immediately terminates, and he would be entitled only to unpaid benefits accrued during the term of his employment. If Mr. Goldstein chooses to resign with good reason, or Lodestar chooses to terminate his employment without cause, he is also entitled to receive severance in the amount equal to his then current annual base salary for a period of 18 months after termination, plus a bonus for the year of termination equal to the prior year’s bonus amount, if any.

The agreement also contains certain non-solicitation provisions, which prohibit Mr. Goldstein from soliciting, either for his own account or for the benefit of any entity located within a 25-mile radius of any place of business of Lodestar, any clients or employees of Lodestar or engage in any business which is similar to or in competition with Lodestar, for up to 18 months following his termination. Mr. Goldstein is also prohibited from accepting any business from any clients of Lodestar for up to two years following his termination.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

During 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) consisted of Mr. Guyette, who serves as Committee Chairman, Ms. McKissack and Messrs. Daly, Meagher, Rabin and Silva (effective September 22, 2005). The Compensation Committee met 11 times in 2005. At all times during 2005, each member met the standards of “independence” under the Nasdaq listing standards.

Purpose

The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of the Company’s chief executive officer and other members of senior management. In furtherance of that role, the Committee has directed the preparation of this report and has approved its content and its submission to the stockholders. The Compensation Committee also provides guidance to the Board and its Nominating and Corporate Governance Committee when requested on director compensation.

Duties, Responsibilities and Authority

In furtherance of its purposes, the Compensation Committee’s duties, responsibilities and authority include:

•	Review and approval of the compensation, including salary levels and bonuses, of chief executive officer and other senior executives;

•	Administration of the Company’s equity incentive plans and the grant of awards under these plans;

•	Annual performance appraisals of the chief executive officer and other senior executives and other executive performance matters;

•	Consideration of additional executive compensation and employee benefit programs, including incentive-based compensation programs, non-cash compensation programs, retirement and savings plans, and of any material changes to existing programs;

•	Making recommendations regarding the Company’s overall compensation philosophy and monitoring the overall effectiveness of the Company’s executive compensation programs and salary structures;

•	Recommends for Board approval Board and Board committee compensation and benefits;

•	Review and approval of severance programs, employment agreements and change-in-control agreements;

•	Review of the business expense reimbursements of the chief executive officer; and

•	Other duties or responsibilities as may be expressly delegated to the Compensation Committee by the Board.

In carrying out its responsibilities, the Compensation Committee may consult with and receive input from the chief executive officer, other senior management, consultants and advisors, as the Committee deems advisable or appropriate.

Executive Compensation Policies

Under the direction of the Compensation Committee, the Company’s compensation policies are designed to align the interests of its executives and senior management with those of its stockholders. The goal of the policies is to improve profitability and long-term stockholder value by rewarding the executives based on criteria set for individual and corporate performance. The compensation program and policies are also designed to aid in the attraction, motivation and retention of key personnel.

The Compensation Committee uses third-party consultants and compensation surveys to help construct and maintain a competitive compensation program. Consultants are chosen based on experience in compensation matters and experience in the financial services industry. As it has in prior years, the Committee again engaged Frederic W. Cook & Co. as its compensation consultant during 2005. Among other things, the Committee worked during the year with the consultant on a review of the Company’s compensation philosophy, trends in executive compensation, governance and the competitive environment, including planning for the 2006 implementation of SFAS 123R (relating to expensing of stock options and other equity-based awards), stock ownership guidelines and board of director compensation.

As a result of this review, the Compensation Committee:

•	reaffirmed its “pay-for-performance” philosophy, which provides compensation aimed at the 50th percentile of the selected peer group of comparable strategic and regional peer bank holding companies for target performance and at the 75th percentile or better for outstanding performance;

•	concluded that this “pay-for-performance” approach and the resulting levels of compensation were supported by the Company’s size and growth and reflected market-competitive levels of compensation which were effective in driving the Company’s outstanding performance;

•	determined formal stock ownership guidelines were not necessary at this time given significant stock ownership by directors and executive officers;

•	concluded that the Company’s board of directors compensation was at competitive levels; and

•	plans in 2006 to modify its practices with respect to equity-based awards to extend to five years from four years the vesting period applicable to employee stock option awards and to three years from one year for options awarded to directors, to limit or eliminate grants to subsidiary board members, to grant non-qualified stock options to employees rather than tax-qualified incentive stock options, and to make the 2006 grants during the second half of the year.

Performance Criteria

The Committee uses a combination of base salary, cash incentive compensation and equity-based incentive compensation as its total compensation package. Annual corporate and individual performance goals are set each year in conjunction with the Board’s approval of the annual profit plan. The annual profit plan establishes the performance benchmark for both earnings and asset growth.

The chief executive officer’s performance goals are set by the Committee and are based upon a combination of objective and subjective performance criteria. Objective criteria include the achievement of net income and earnings per share targets and growth in assets, loans and wealth management assets under management. Subjective criteria include ethics (including “tone at the top”), strategy, leadership, effectiveness, planning and execution of strategic initiatives.

The performance goals of the other senior executives are set by the chief executive officer. These goals are based upon both corporate and personal performance. Corporate goals are based upon achievement of the same earnings and growth targets as for the chief executive officer. Individual performance goals are based upon a combination of personal objectives and subjective performance criteria.

Base Salary

In considering annual base salary increases, the Committee in conjunction with the chief executive officer, reviews the performance of each of its senior executives individually. The Committee periodically compares base salary data with information obtained from third party consultants and compensation surveys. As noted above, base salary levels historically have been targeted to be generally at the mid-points of comparable peer companies, as the Company’s “pay-for-performance” philosophy dictates that a significant portion of total compensation should be at risk. The Committee recognizes that it is difficult to make exact comparisons to peer group, since specific talents and responsibilities of each senior executive make his or her position unique. In general, actions with respect to base salaries are driven first by individual performance, and second by competitive trends of the industry and in the Company’s peer group. In December, the Committee approved annual base salaries for the executive officers for the following year of approximately 4.6% above 2005 levels, reflecting the strong performance of the Company’s senior leadership and general marketplace trends.

Cash Incentive Compensation

Cash incentive compensation is based on both corporate goal achievement and individual performance. When performance goals are set, the Committee assigns a percentage of the salary of the chief executive officer as his target annual cash incentive compensation award. The chief executive officer recommends target percentages for each of the other senior executives which are reviewed and approved by the Committee. Consistent with the “at risk” compensation philosophy, these target percentages may be slightly above peer companies. Bonuses paid are at, above or below the target percentage depending upon the degree to which individual and corporate goals are met.

During the year, the Committee monitors the Company’s and executives’ performance against the performance objectives as part of its review of the quarterly bonus accrual. In December, the Committee discussed the annual cash incentive compensation amounts, based on performance reviews and the achievement of projected corporate and individual performance levels. In January of 2006, the Committee met and approved the annual cash compensation bonuses. The level of bonuses for the executive officers for 2005 reflect the Company’s strong financial performance and individual achievements. In addition, at its December meeting, the Committee sets goals and target cash incentive compensation percentages for the following year in conjunction with the Board’s approval of the annual profit plan.

Equity-Based Incentive Compensation

All Managing Directors and Associate Managing Directors are participants in the Company’s Incentive Compensation Plan, amended by the stockholders at the 2005 Annual Meeting. At its discretion, the Committee approves grants of stock-based awards under the plan. The Committee considers recommendations from the chief executive officer regarding awards for Managing Directors and Associate Managing Directors. These awards are based on past performance and the expectation that each executive officer’s future performance will positively impact stockholder value. The Committee believes that using equity-based incentive compensation best aligns the interests of management with those of the Company’s stockholders. During 2005, the Committee made awards under the Incentive Compensation Plan in the form of stock options and restricted stock awards. The options were granted at market value, vest over four years and expire ten years from the date of grant. The restricted stock awards vest five years from the date of grant.

Compensation of Chief Executive Officer

The Committee reviews the performance of Mr. Ralph B.Mandell, the Company’s chief executive officer, by evaluating the achievement of corporate and personal objectives set each year in conjunction with the Board’s approval of the annual profit plan. The Committee considered the effect of significant corporate developments and initiatives in evaluating overall corporate performance in 2005, including successful implementation of number of the Company’s strategic objectives such as the acquisition and integration of The Private Bank – Michigan, the opening of the new location in Milwaukee, Wisconsin and expansion to facilitate continued growth in the St. Louis and Chicago marketplaces. Factors which influenced the Committee’s evaluation of performance for 2005 included, among other achievements, significant growth in earnings per share in 2005, return on average equity of 15.7%; growth in assets, loans and wealth management assets under management, successful negotiation and closing of the acquisition of The Private Bank – Michigan, as well as appreciation during the year in the market price of the Company’s common stock. For 2005, Mr. Mandell received base salary of $425,000, and a year-end cash bonus of $760,000 which was paid in January, 2006. The bonus amount was determined and paid in accordance with the terms of the Company’s cash incentive program under the Incentive Compensation Plan. Mr. Mandell was also awarded long-term compensation in the form of options to purchase 14,000 shares of common stock at $30.59 per share, the market price at the time of grant, that vest over four years and 8,000 shares of restricted stock having a grant date fair market value of $244,720, with five-year cliff vesting. In December, the Committee increased Mr. Mandell’s base salary to $440,000 for 2006, a 3.5% increase and in line with the salary increases for the other senior executive officers.

Policy Regarding Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of executive compensation for officers of public companies. Section 162(m) generally disallows the ordinary business expense deduction for compensation in excess of $1,000,000 paid to a company’s chief executive officer and each of the next four most highly compensated executive officers. However, certain performance-based compensation is excluded from the Section 162(m) limits if paid pursuant to plans approved by stockholders of the Company, such as the Company’s Incentive Compensation Plan. Generally, the Committee intends to structure incentive compensation paid to such officers as performance-based compensation under Section 162(m). However, the Committee or the Board may pay or provide compensation that is subject to the deduction limitations under Code Section 162(m).

The report is submitted by the Compensation Committee.

James M. Guyette (Chairman)

Patrick F. Daly

Thomas F. Meagher

Cheryl Mayberry McKissack

Edward W. Rabin, Jr.

Alejandro Silva

The foregoing Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, (the “Acts”) except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

Messrs. Daly, Guyette, Meagher, Rabin, Silva and Ms. McKissack each serve on the Compensation Committee of the Board of Directors of the Company. Each of these individuals has engaged in certain transactions as clients of the banks, in the ordinary course of the banks’ business, including borrowings, during the last year, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unaffiliated persons. In the opinion of management, none of these transactions involved more than the normal risk of collectability or presented any other unfavorable features. In addition, Mr. Ralph B. Mandell, the Company’s Chairman, President and Chief Executive Officer, serves on the compensation committee of The PrivateBank - St. Louis, which is responsible for determining the compensation of the senior officers of that bank. Mr. Richard C. Jensen, Chairman, Chief Executive Officer and a Managing Director of The PrivateBank - St. Louis, is a director of the Company. Mr. Mandell serves on the Board of Managers of Lodestar, which oversees compensation decisions, and Mr. Goldstein, a director of the Company, is the president of Lodestar.

PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on the common stock of the Company for the period beginning December 31, 2000 and ending December 31, 2005, with the cumulative total return on the Russell 2000 Index and a peer group index, the CRSP Index for NASDAQ Bank Stocks, over the same period, assuming the investment of $100 in the Company’s common stock, the Russell 2000 Index and the CRSP Index for NASDAQ Bank Stocks on December 31, 2000, and the reinvestment of all dividends.

ASSUMES $100 INVESTED ON DEC. 31, 2000

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2005

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
PrivateBancorp, Inc.	$100.00	$216.62	$419.73	$756.75	$1,081.47	$1,199.92
CRSP Index for Nasdaq Bank Stocks	100.00	109.63	111.57	123.58	136.92	134.99
Russell 2000 Index	100.00	101.02	79.22	115.16	135.31	139.81

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors and certain executive officers and certain other beneficial owners of the Company’s common stock to periodically file notices of changes in beneficial ownership of common stock with the Securities and Exchange Commission and the NASDAQ National Market. To the best of the Company’s knowledge, based solely on copies of such reports received by it, the Company believes that for 2005 all required filings were timely filed by each of its directors and executive officers, except: (1) a Form 4 filed by Mr. Castellano reporting an open market sale on July 22, 2005 (which was reported on July 27, 2005); (2) a Form 4 filed by Mr. Head reporting various open market purchases on behalf of himself and his son, on September 1, 2005 (which were reported February 14, 2006); (3) a Form 4 filed by Mr. Rabin reporting open market purchases on behalf of himself and his spouse on each of April 21, 2005 and August 2, 2005 (which were reported on April 28, 2005 and August 12, 2005, respectively); (4) a Form 4 filed by Mr. Ruckstaetter reporting open market purchases on April 1, 2005 (which were reported June 1, 2005); a Form 4 filed by Mr. Silva reporting an option grant on September 22, 2005 (which was reported on November 15, 2005); and (4) a Form 4 each filed by Messrs. Kayman, Rabin, Susman, Ruckstaetter and Guyette reporting the allocation of deferred compensation on March 31, 2005 (which were reported on April 12, 2005); and a Form 5 filed by Mr. Meagher reporting gifts of shares to his children on January 28, 2005 (which were reported on February 23, 2006); and a Form 4 filed by Mr. James Brady reporting the acquisition of 32,000 shares on June 15, 2004, and the grant of options to purchase 1,700 shares on April 28, 2005 (which was filed on March 8, 2006).

TRANSACTIONS WITH RELATED PERSONS

Some of the Company’s executive officers and directors are, and have been during the preceding year, clients of the banks, and some of the Company’s executive officers and directors are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, clients of the banks. As such clients, they have had transactions in the ordinary course of business of the banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features. At December 31, 2005, the Company had $17.0 million in loans outstanding to certain directors and executive officers and their business interests of the Company and to certain executive officers of the banks.

During 2005, The PrivateBank - Chicago paid a total of $10,275 for phone and video services to Worknet, Inc., an information technology company. William Castellano, who is one of the Company’s directors, is an affiliate of that company.

Mr. Mandell’s daughter-in-law is employed by The PrivateBank - Chicago as a Managing Director. In 2005, she was paid an aggregate salary and bonus of $151,000, granted options to purchase 1,700 shares of the Company’s common stock at an exercise price of $30.59 per share and awarded 900 shares of restricted stock. Mr. Goldstein’s son-in-law is employed as a Managing Director of Lodestar. He received an aggregate salary and bonus of $230,560 in 2005.

During 2005, The PrivateBank - Chicago paid $124,375 to Neal, Gerber & Eisenberg LLP for various legal services. Phillip Kayman is a partner at Neal, Gerber & Eisenberg LLP and is also a director of the Company.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company’s independent public accountants for the fiscal year ended December 31, 2005 were Ernst & Young LLP. The Company’s Audit Committee has selected Ernst & Young as the Company’s independent public accountants for the fiscal year ending December 31, 2006, subject to the Committee’s review and approval of the proposed engagement terms and 2006 audit plan. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent public accountants, and selecting the independent public accountants for the current fiscal year.

Management has invited representatives of Ernst & Young to be present at the meeting, and expects that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to the Company for professional services provided by Ernst & Young for the fiscal years ended December 31, 2004 and 2005, respectively:

	2004	2005
Audit Fees	$295,000	$350,000
Audit Related Fees	24,000	4,000
Tax Fees	—	—
All Other Fees	—	—

Total	$319,000	$354,000

Pre-approval Procedures

The full Audit Committee considers any proposed engagement of the independent public accountants to render audit or permissible non-audit services for pre-approval. The Audit Committee has not adopted pre-approval policies and procedures delegating this responsibility to particular committee members, although it may in the future.

All of the services provided by the independent public accountants in 2004 and 2005 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is currently comprised of five outside directors, all of whom are “independent” within the meaning of the NASDAQ rules and satisfy the heightened independence standards under the SEC rules. The Committee operates under a written charter adopted by it. The Board appoints the Audit Committee and its chairman, with the Committee to consist of no fewer than three directors. The Board has designated Mr. Rybak as the “audit committee financial expert.” The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process.

The responsibility for the quality and integrity of the Company’s financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with the Company’s management. The Company’s independent public accountants for 2005, Ernst & Young, are responsible for performing an audit and expressing an opinion as to whether the Company’s financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2005. The Audit Committee also reviewed and discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), as currently in effect.

Ernst & Young also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as currently in effect. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with Independence Standards Board Standard No. 1 and the SEC’s auditor independence rules, the Audit Committee considered at a meeting held on February 23, 2006, whether these relationships and arrangements are compatible with maintaining Ernst & Young’s independence, and has discussed with representatives of Ernst & Young that firm’s independence from the Company.

Based on the above-mentioned reviews and discussions with management and Ernst & Young, the Audit Committee, exercising its business judgment and based on the roles and responsibilities described in its charter, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

This report is submitted on behalf of the current members of the Audit Committee:

Robert F. Coleman (Chair)

Donald L. Beal

James M. Guyette

William J. Podl

William R. Rybak

The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, (the “Acts”) except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCKHOLDER PROPOSALS

To be considered for inclusion in the Company’s proxy and form of proxy relating to the 2007 Annual Meeting of Stockholders, a stockholder’s proposal must be received prior to November 11, 2006, by the Secretary of the Company at the Company’s executive offices at Ten North Dearborn, Chicago, Illinois 60602. Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the Annual Meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a broker or other nominee holds your shares, this means that:

•	Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address unless you notify ADP at (888) 603-5847 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

•	You can contact us by calling (312) 683-7100 or by writing to PrivateBancorp, Inc., Ten North Dearborn, Chicago, IL 60602, Attention: Corporate Secretary, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.

•	You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN

ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the Company’s Amended and Restated By-laws, the only business that may be conducted at an annual meeting of stockholders is business brought by or at the direction of the Board of Directors and proper matters submitted in advance by a stockholder. The Amended and Restated By-laws of the Company set forth the advance notice procedures for a stockholder to properly bring business before an annual meeting. To be timely, a stockholder must give the required information to the Secretary of the Company not less than 120 days prior to the annual meeting date. If the 2007 annual meeting is held on April 26, 2007, the date contemplated under the existing Amended and Restated By-laws, the deadline for advance notice by a stockholder would be December 27, 2006. In the event the Company publicly announces or discloses that the date of the 2007 Annual Meeting of Stockholders is to be held on any other date, notice by the stockholder will be timely if received not later than 120 days prior to the meeting date; provided, however, that in the event that less than 130 days notice or prior public disclosure of the meeting date is given or made, notice by the stockholder will be timely if received by the close of business on the tenth (10th) day following the date on which the Company’s notice to stockholders of the annual meeting date was mailed or such public disclosure was made.

The advance notice by a stockholder must include the name and address of the stockholder proposing the business, a brief description of the proposed business, the number of shares of stock of the Company that the stockholder beneficially owns, and any material interest of the stockholder in such business. In the case of nomination to the Board of Directors, certain information regarding the nominee must be provided. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including any matters raised outside of the procedures of Rule 14a-8 under the Securities Exchange Act. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors knows of no other matter which will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the meeting, you are urged to return your proxy card promptly. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Lisa M. O’Neill
Lisa M. O’Neill
Secretary

TEN NORTH DEARBORN STREET

CHICAGO, ILLINOIS 60602

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please complete, date, sign and mail the

detached proxy card in the enclosed postage-prepaid envelope.

DETACH PROXY CARD HERE

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR ALL” of the five (5) Class II nominees for director.

If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

If you personally plan to attend the Annual Meeting of Stockholders please check the box below and list the names of attendees on the reverse side.
Return this stub in the enclosed envelope with your completed proxy card.
Signature	__________________
Signature	__________________
Date	__________________, 2006	I/We do plan to attend the 2006 Annual Meeting. ☐

Please sign exactly as name (or names) appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY - PrivateBancorp, Inc.
Annual Meeting of Stockholders, April 27, 2006
The undersigned stockholder(s) of PrivateBancorp, Inc., a Delaware corporation (the “Company”), does (do) hereby constitute and appoint Gary S. Collins and/or Hugh H. McLean, and each of them, the true and lawful attorney of the undersigned with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on April 27, 2006, at 3:00 p.m. and at any adjournment thereof, and to vote all the shares of PrivateBancorp, Inc. standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might or could do if personally present, as set forth below. PLEASE MARK VOTE IN THE APPROPRIATE BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.						PLEASE LIST NAMES OF PERSONS ATTENDING

1.	The election of five (5) Class II directors of the Company’s Board of Directors to serve until the annual meeting of stockholders in 2009.
			FOR	WITHHOLD	FOR ALL
	01 Donald L. Beal	04 John B. Williams	ALL	FOR ALL	EXCEPT
	02 William A. Goldstein 03 Richard C. Jensen	05 Alejandro Silva	☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, insert that nominee’s name on the line provided below.

_________________________________________________________________________________

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote FOR each of its nominees for director.

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum at the meeting. A self-addressed, postage-prepaid envelope is enclosed for your convenience.